Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On October 11, 2011, OPKO Health, Inc. (together with certain of its subsidiaries, the “Company”) completed the sale of its ophthalmic instrumentation business (“OPKO Instrumentation”) (the “Disposition”) to Optos plc, a company incorporated in Scotland (“Optos”), and Optos Inc., a wholly-owned subsidiary of Optos (“Optos US” and together with Optos, the “Buyer”) pursuant to an Asset Purchase Agreement, dated September 21, 2011, between the Company and the Buyer.

The following unaudited pro forma financial statements of OPKO Health, Inc. are presented to comply with Article 11 Regulation S-X and follow SEC guidelines. The historical condensed consolidated financial statements of OPKO Health, Inc. have been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the Disposition, (2) factually supportable, and (3) with respect to the condensed consolidated statement of operations, expected to have a continuing impact on the consolidated results.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2011, presents pro forma effects of the transaction as if the sale had occurred on June 30, 2011. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 2010 and the six months ended June 30, 2011, present the pro forma effects as if the transaction occurred on January 1, 2010.

The unaudited pro forma financial statements are presented for informational purposes only and do not purport to present what the Company’s results would have been had the disposition actually occurred on the dates presented or to project the Company’s results from operations or financial position for any future period. These unaudited pro forma financial statements and accompanying notes should be read together with the Company’s audited consolidated financial statements and the accompanying notes, as of and for the fiscal year ended December 31, 2010 and the Company’s unaudited consolidated financial statements and the accompanying notes as of and for the three and six months ended June 30, 2011.

OPKO Health, Inc. and subsidiaries

Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2011

(unaudited)

(in thousands, except share and per share data)

	(359,016)	(359,016)		(359,016)
	OPKO Health, Inc. As reported	OPKO Instrumentation Pro forma adjustments		Pro forma
ASSETS
Current assets
Cash and cash equivalents	$38,849	$17,500	b	$56,349
Marketable securities	54,998	—		54,998
Accounts receivable, net	15,528	(1,663	)a	13,865
Inventory, net	16,326	(4,110	)a	12,216
Prepaid expenses and other current assets	1,927	(215	)a	1,712

Total current assets	127,628	11,512		139,140
Property and equipment	3,093	(109	)a	2,984
Intangible assets, net	18,545	(2,949	)a	15,596
Goodwill	6,853	—		6,853
Investments	4,240	—		4,240
Other assets	60	—		60

TOTAL ASSETS	$160,419	$8,454		$168,873

LIABILITIES, SERIES D PREFERRED STOCK, AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,890	$(154	)a	$2,736
Accrued expenses	4,033	(2,265	)a	1,768
Current portion of lines of credit	14,604	—		14,604

Total current liabilities	21,527	(2,419)		19,108
Long-term liabilities and capital lease obligations	1,600	—		1,600

Total liabilities	23,127	(2,419)		20,708

Commitments and contingencies

Series D Preferred Stock—$0.01 par value, 2,000,000 shares authorized; 1,209,677 shares issued and outstanding (liquidation value of $34,213)	26,128	—		26,128

Shareholders’ equity
Series A Preferred Stock—$0.01 par value, 4,000,000 shares authorized; No shares issued or outstanding	—	—		—
Series C Preferred Stock—$0.01 par value, 500,000 shares authorized; No shares issued or outstanding	—	—		—
Common Stock—$0.01 par value, 500,000,000 shares authorized, 287,946,324 shares issued	2,879	—		2,879
Treasury stock – 2,443,894 shares	(7,893)	—		(7,893)
Additional paid-in capital	482,910	—		482,910
Accumulated other comprehensive income	3,157			3,157
Accumulated deficit	(369,889)	10,873	a, b	(359,016)

Total shareholders’ equity	111,164	10,873		122,037

TOTAL LIABILITIES, SERIES D PREFERRED STOCK, AND SHAREHOLDERS’ EQUITY	$160,419	$8,454		$168,873

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

OPKO Health, Inc. and subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

For the six months ended June 30, 2011

(unaudited)

(in thousands, except share and per share data)

	OPKO Health, Inc. as reported	OPKO Instrumentation pro forma adjustments		Pro forma
Revenue	$18,790	$(3,412	)c	$15,378
Cost of goods sold	11,834	(2,766	)c	9,068

Gross margin	6,956	(646)		6,310
Operating expenses
Selling, general and administrative	10,505	(751	)c	9,754
Research and development	4,799	(1,003	)c	3,796
Other operating expenses, principally amortization of intangible assets	1,900	(230	)c	1,670

Total operating expenses	17,204	(1,984)		15,220

Operating loss	(10,248)	(1,338)		(8,910)
Other expense, net	(101)	(15	)c	(86)

Loss before provision for income taxes and investment losses	(10,349)	(1,353)		(8,996)
Income tax provision	227	—		227

Loss before investment losses	(10,576)	(1,353)		(9,223)
Loss from investments in investees	(874)	—		(874)

Net loss	(11,450)	(1,353)		(10,097)
Preferred stock dividend	(1,260)	—		(1,260)

Net loss attributable to common shareholders	$(12,710)	$(1,353)		$(11,357)

Loss per common share, basic and diluted	$(0.05)	$(0.00)		$(0.05)

Weighted average number of common shares outstanding, basic and diluted	273,155,609	273,155,609		273,155,609

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

OPKO Health, Inc. and subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2010

(unaudited)

(in thousands, except share and per share data)

	OPKO Health, Inc. as reported	OPKO Instrumentation pro forma adjustments		Pro forma
Revenue	$36,880	$(8,386	)c	$28,494
Cost of goods sold	20,501	(7,007	)c	13,494

Gross margin	16,379	(1,379)		15,000
Operating expenses
Selling, general and administrative	22,121	(3,989	)c	18,132
Research and development	7,908	(1,959	)c	5,949
Other operating expenses, principally amortization of intangible assets	3,579	(1,526	)c	2,053

Total operating expenses	33,608	(7,474)		26,134

Operating loss	(17,229)	(6,095)		(11,134)
Other expense, net	(842)	3	c	(845)

Loss before provision for income taxes and investment losses	(18,071)	(6,092)		(11,979)
Income tax provision (benefit)	141	159	c	(18)

Loss before investment losses	(18,212)	(6,251)		(11,961)
Loss from investments in investees	(714)	—		(714)

Net loss	(18,926)	(6,251)		(12,675)
Preferred stock dividend	(2,624)	—		(2,624)

Net loss attributable to common shareholders	$(21,550)	$(6,251)		$(15,299)

Loss per common share, basic and diluted	$(0.08)	$(0.02)		$(0.06)

Weighted average number of common shares outstanding, basic and diluted	255,095,586	255,095,586		255,095,586

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

Notes:

a)	Adjustments reflect the elimination of the OPKO Instrumentation assets and liabilities.

b)	Adjustments reflect the cash proceeds received in the disposition of OPKO Instrumentation and the estimated net gain (cash received, less assets disposed of, plus liabilities assumed by Buyer).

c)	Adjustments reflect the elimination of the operating activities of the OPKO Instrumentation business as if the disposition occurred on January 1, 2010.